Exhibit 99.3

Computershare Trust Company, N.A.
P.O. Box 43011
Providence Rhode Island 02940-3011

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.
ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates of common stock, par value $0.01 per share, of GFI Group Inc. (“GFI”)

This Election Form and Letter of Transmittal may be used to make an election only with respect to certain shares of GFI common stock you hold. You may receive additional Election Forms and/or Letters of Transmittal with respect to shares of GFI common stock held by you in another manner or in another name. The deadline for submitting election forms (the “Election Deadline”) is          , 2015. If the Election Deadline is delayed CME Group Inc. (“CME”) will promptly announce such delay and, when determined, the rescheduled Election Deadline. The Election Deadline is the second business day prior to the anticipated effective time of the merger. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline.

Your GFI Group Inc. Stock Certificates:

Locate the listed certificates.

Certificate Numbers	Shares	Certificate Numbers	Shares

Complete the box(es) on the reverse side to make an election to receive (i) a fraction of a share of CME Class A common stock equal to the exchange ratio (the “Exchange Ratio”), the numerator of which is $5.25 per share of GFI common stock and the denominator of which is the price of CME Class A common stock as reported on the NASDAQ Global Select Market for the ten trading days ending upon and including the trading day immediately before the closing date of the merger (the “Stock Election”) or (ii) $5.25 in cash without interest (the “Cash Election”), which Cash Election is subject to proration, adjustment and certain limitations as set forth in the GFI Merger Agreement (as defined in the Instructions). If no box is checked or you elect to make “No Election,” you will be deemed to have made a “Cash Election” for your shares of GFI common stock, upon the terms of and subject to the conditions of GFI Merger Agreement.

CORPORATE ACTIONS VOLUNTARY—CME

ELECTION CHOICES

I hereby elect to receive the following as consideration for my shares of GFI common stock held in this account:

STOCK ELECTION (a fraction of a share of CME Class A common stock equal to the Exchange Ratio))

☐	Mark this box to elect to make a stock election with respect to ALL of your GFI shares.

☐	Mark this box to elect to make a stock election with respect to the following number of your GFI shares. Please fill in the number of shares for which you would like to make a stock election.

CASH ELECTION ($5.25 in cash without interest)

☐	Mark this box to elect to make a cash election with respect to ALL of your GFI shares

☐	Mark this box to elect to make a cash election with respect to the following number of your GFI shares. Please fill in the number of shares for which you would like to make a cash election.

NO ELECTION

☐	Mark this box to make no election with respect to ALL of your GFI shares.

You will be deemed to have made a “CASH ELECTION” if:

A.                                    You fail to follow the instructions on the “Election Form and Letter of Transmittal” or otherwise fail properly to make an election;

B.                                    A properly completed “Election Form and Letter of Transmittal,” together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, is not actually received by the Exchange Agent at or before the Election Deadline;

C.                                    You properly and timely revoke a prior election without making a new election; or

D.                                    You check the “No Election” box above.

These elections will be subject to proration based on a proration adjustment if cash consideration is oversubscribed.

No guarantee can be made that you will receive the amount of cash consideration that you elect. No guarantee can be made as to the value of the consideration received relative to the value of the shares of GFI common stock being exchanged. You are encouraged to obtain current market quotations for CME Class A common stock when making your election.

To be effective, this Election Form and Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the Election and Transmittal Instructions, together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, by the Election Deadline. Do not send your election materials to GFI, CME or the Proxy Solicitor.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 14, 15, 16 and 18.

By signing below, I represent and warrant as follows:

(1) I have full power and authority to surrender the GFI shares represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my GFI shares.

(2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Election Form and Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing GFI shares and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the GFI shares will be determined by the Exchange Agent.

(3) I understand that, pending the completion of the merger, I may not and shall not sell or otherwise transfer the GFI shares subject to this Election Form unless the GFI Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline.

(4) I acknowledge that, until I properly surrender the certificate(s) representing the GFI shares to which this Election Form and Letter of Transmittal relates or properly transfer such GFI shares in bookentry form, I will not receive any consideration issuable or payable in connection with the merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Election and Transmittal Instructions.

Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). See Instruction 19.

Signature of owner	Signature of co-owner, if any
Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 14.

Unless the shares were tendered by the registered holder(s) of the common stock, or for the account of a member of a Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature
Name of Firm

Address of Firm - Please Print

CORPORATE ACTIONS VOLUNTARY—CME

INSTRUCTIONS FOR COMPLETING THE

FORM OF ELECTION AND LETTER OF TRANSMITTAL

These instructions (“Instructions”) are for the accompanying Form of Election and Letter of Transmittal for the registered stockholders of GFI Group Inc., a Delaware corporation (referred to herein as “GFI”). It describes the cash/stock election procedures associated with the Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014 (as it may be amended from time to time, the “GFI Merger Agreement”), by and among GFI, CME Group Inc., a Delaware corporation (“CME”), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME (“Merger Sub 1”), and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME (“Merger Sub 2”), which was furnished to stockholders as part of the Proxy Statement-Prospectus (as defined below).

As you may be aware, pursuant to the GFI Merger Agreement, GFI has agreed to enter into a transaction with CME pursuant to which (a) GFI will become a wholly-owned subsidiary of CME (the “GFI Merger”) and (b) in connection with the GFI Merger, pursuant to election procedures set forth in the GFI Merger Agreement, each outstanding share of GFI common stock will be converted into (x) $5.25 in cash (without interest), (y) stock consideration in the form of a fraction of a share of CME Class A common stock, par value $0.01 per share (“CME Class A Common Stock”), equal to the exchange ratio set forth in the GFI Merger Agreement (the “Exchange Ratio”) or (z) as a result of the proration rules set forth in the GFI Merger Agreement, a combination of a cash payment and a fraction of a share of CME Class A Common Stock. A special meeting of GFI’s stockholders of record as of December 1, 2014 (the “Record Date”) has been scheduled for         , 2015, to vote upon (among other things) the adoption of the GFI Merger Agreement, which is a condition to the consummation of the GFI Merger.

If you were a record holder of GFI common stock on the Record Date, you should have received by now (or your broker or other representative should have made available to you) a proxy statement-prospectus dated December         , 2014 (such proxy statement-prospectus, as it may be amended or supplemented from time to time, the “Proxy Statement-Prospectus”). If you were not a record holder of GFI common stock on the Record Date, or you have misplaced your copy of the Proxy Statement-Prospectus (or any portion thereof), you may request copies, without charge, by written request to Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041, or by telephone request at (212) 968-2992, by calling MacKenzie Partners, Inc., GFI’s proxy solicitor (the “Proxy Solicitor”), toll-free at (800) 322-2885 or from the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov.

These Instructions include frequently asked questions about the election procedures described in the Proxy Statement-Prospectus, briefly describes your options and provides information and instructions on how to make Cash Elections and Stock Elections (each as defined below) and submit your stock certificate(s) in connection with making an election.

Note that if you wish to receive your merger consideration in the form of cash in the GFI Merger (subject to prorations that may result in you receiving a portion of your merger consideration in the form of CME Class A Common Stock), YOU NEED NOT MAKE A CASH ELECTION OR OTHERWISE TAKE ANY ACTION IN RESPONSE TO THIS MAILING. The GFI Merger Agreement provides that stockholders who fail to make any election will be treated as if they had elected cash consideration. Thus, even though these procedures provide for both a Cash Election and a Stock Election, YOU NEED ONLY RETURN THE ELECTION FORM, AND FOLLOW THE PROCEDURES DESCRIBED HEREIN, IF YOU ARE MAKING A STOCK ELECTION AND THUS ELECTING TO RECEIVE SHARES OF CME CLASS A COMMON STOCK in the GFI Merger.

We urge you to review the Frequently Asked Questions below carefully (which for registered holders also include instructions relating to the enclosed Election Form and Letter of Transmittal), as well as the GFI Merger Agreement and the Proxy Statement-Prospectus.

After reviewing these materials, if you wish to make an election (which as described above is only important if you wish to make a Stock Election and elect to receive shares of CME Class A Common Stock in the GFI Merger), please complete the Election Form and Letter of Transmittal and return it as directed. If you have additional questions after reading these materials, you should contact the Proxy Solicitor. The deadline for submitting election forms (the “Election Deadline”) is        , 2015, which is the second business day prior to the anticipated effective time of the GFI Merger; however, your bank or broker may provide an earlier deadline by which you must abide. If the effective time of the GFI Merger is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and CME will promptly announce any such delay and, when determined, the rescheduled Election Deadline. Election forms must be RECEIVED by Computershare, N.A. (the “Exchange Agent”) no later than 5:00 p.m., New York time, on the Election Deadline. You may also obtain up-to-date information regarding the Election Deadline by calling the Proxy Solicitor toll-free at (800) 322-2885. THUS, IT IS CRITICAL THAT GFI STOCKHOLDERS THAT WISH TO MAKE STOCK ELECTIONS AND THUS ELECT TO RECEIVE SHARES OF CME CLASS A COMMON STOCK IN THE GFI MERGER ACT PROMPTLY TO COMPLY WITH THESE ELECTION PROCEDURES. The failure to comply with these procedures will result in a GFI stockholder being deemed to have made a Cash Election.

FREQUENTLY ASKED QUESTIONS

1.                                      What is happening in the CME-GFI Merger?

The GFI Merger Agreement provides for the merger of Merger Sub 1 with and into GFI, with GFI continuing as the surviving corporation, which will be followed immediately thereafter by a merger of GFI as the surviving corporation with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly-owned subsidiary of CME.

At the effective time of the GFI Merger, each share of GFI common stock issued and outstanding immediately prior to the effective time of the GFI Merger held by the public (other than shares of GFI common stock owned by CME or GFI or any of their respective wholly-owned subsidiaries) will be converted into the right to receive, at the election of the holder but subject to proration, adjustment and certain limitations as set forth in the GFI Merger Agreement, one of the following:

•                  $5.25 in cash without interest (an election to receive such cash, a “Cash Election”); or

•                  a fraction of a share of CME Class A Common Stock equal to the Exchange Ratio (an election to receive such stock, a “Stock Election”). The Exchange Ratio is a fraction, the numerator of which is the offer price of $5.25 per share of GFI common stock and the denominator of which is the average price of CME Class A Common Stock as reported on the NASDAQ Global Select Market for the ten trading days ending upon and including the trading day immediately before the closing date of the GFI Merger (the “Average Closing CME Stock Price”).

For a full discussion of the transactions and the effect of your election, see the GFI Merger Agreement and the Proxy Statement-Prospectus. Before making your election, you are encouraged to read carefully the entire GFI Merger Agreement, Proxy Statement-Prospectus (including annexes thereto and documents incorporated therein by reference) and these Instructions.

You are able to obtain free copies of the Proxy Statement-Prospectus and other documents filed with the SEC by GFI through the website maintained by the SEC at www.sec.gov or GFI’s website at www.gfigroup.com or from the Proxy Solicitor. The information contained in the Proxy Statement-Prospectus is current as of December         , 2014, and does not reflect subsequent developments. However, the Proxy Statement-Prospectus incorporates by reference subsequent filings with the SEC by GFI and CME. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you have any questions regarding the election materials, please contact the Proxy Solicitor, MacKenzie Partners, by calling toll-free at (800) 322-2885.

The Election Form and Letter of Transmittal is to be used to make a Cash Election or a Stock Election and to surrender stock certificate(s), if applicable. If you also hold shares with a broker, dealer, commercial bank, trust company or other nominee, you will receive separate instructions from that broker, dealer, commercial bank, trust company or other nominee. Note that these instructions may require that you deliver all documentation to the broker, dealer, commercial bank, trust company or other nominee several days in advance of the Election Deadline, to enable them to get the forms delivered in turn to the Exchange Agent.

2.                                      What is the Election Form and Letter of Transmittal? [For Registered Holders]

The enclosed Election Form and Letter of Transmittal does two things. First, it lets us know your preferred form of payment for your shares of GFI common stock. Second, it allows you to surrender your stock certificate(s) (if applicable) and/or book entry shares in order to receive payment for the shares of GFI common stock that you own.

The Form of Election and Letter of Transmittal is to be completed and submitted to the Exchange Agent prior to the Election Deadline by GFI stockholders desiring to make an election. It also may be used, following the effective time of the GFI Merger, as a Letter of Transmittal to accompany the surrender of GFI shares to be exchanged for the merger consideration by holders of GFI shares who do not complete and submit the Form of Election and Letter of Transmittal prior to the Election Deadline, although such holders will receive another Letter of Transmittal that can also be used for this purpose after the effective time of the GFI Merger.

3.                                      How do I complete the Election Form and Letter of Transmittal? [For Registered Holders]

The Election Form and Letter of Transmittal is divided into separate sections. Instructions for completing each section are set forth in the Election Form and Letter of Transmittal, where applicable.

When completed, please sign and date the Election Form and Letter of Transmittal and send it to the Exchange Agent in the enclosed envelope along with your stock certificate(s) (if applicable) so that you can make your election to receive either cash, shares of CME Class A Common Stock or a combination of cash and shares of CME Class A Common Stock. Please see Question 18 for important information concerning the transmittal of your Election Form and Letter of Transmittal to the Exchange Agent. Please note that if your shares are held jointly, signatures of both owners are required. However, you may receive instructions from your broker, dealer, commercial bank, trust company or other nominee to return the materials to them rather than the Exchange Agent.

Please return your stock certificate(s) (if applicable) along with the Election Form and Letter of Transmittal in the enclosed envelope.

4.                                      How do I make an election if I hold my shares through a broker, dealer, commercial bank, trust company or other nominee?

If you hold your shares of GFI common stock through a broker, dealer, commercial bank, trust company or other nominee, you should instruct such broker, dealer, commercial bank, trust company or other nominee what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other nominee. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election due to the time needed for these third parties to comply with their own internal procedures. Please contact your broker, dealer, commercial bank, trust company or other nominee with any questions. It is critical to note that election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the Election Deadline. Neither GFI, nor CME nor the Exchange Agent will be responsible for the consequences of any failure by any third party to act on a timely basis to transmit or process your Election Form and any related documents.

5.                                      When is my Election Form and Letter of Transmittal due?

It is critical to note that election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the Election Deadline. If you hold your shares through a broker, bank, commercial bank, trust company or other nominee, you must return your election instructions to them in time for them to respond by the time specified by such broker, bank, or other nominee. Please refer to the instructions provided by your broker, bank, commercial bank, trust company or other nominee. Neither GFI, nor CME nor the Exchange Agent will be responsible for the consequences of any failure by any third party to act on a timely basis to transmit or process your Election Form and any related documents.

6.                                      What if I do not send an Election Form or it is not received?

If you do not make a valid election with respect to any GFI shares you own of record, you will be treated in the GFI Merger as if you had submitted a Cash Election, and after consummation of the GFI Merger you will receive written instructions from the Exchange Agent on how to exchange your GFI shares for the applicable merger consideration. Even if you are treated as having made a Cash Election, you may still receive shares of CME Class A Common Stock as a portion of your merger consideration as a result of the proration provisions set forth in the GFI Merger Agreement.

You will be deemed to have not made a valid election if:

•                  you fail to follow the instructions on the “Election Form and Letter of Transmittal” or otherwise fail properly to make an election;

•                  a properly completed “Election Form and Letter of Transmittal,” together with your stock certificate(s) (if applicable), is not received by the Exchange Agent at or before the Election Deadline; or

•                  you properly and timely revoke a prior election without making a new election. You bear the risk of proper and timely delivery.

7.                                      I have received more than one set of election materials related to the GFI Merger Agreement in connection with the election. Do I need to complete them all?

Yes, if you own stock in more than one manner, or you own stock in more than one name, you need to complete a separate Election Form for each block of stock. For example, you may have shares registered directly with GFI; you may own GFI shares through a third party, such as a broker; or you may own shares in both single name and joint name. Each set of election materials you receive is specific to the manner in which you hold your shares of or equity awards denominated in GFI common stock. Failure to properly complete an Election Form and Letter of Transmittal means that no election will be made with respect to the shares to which that Election Form and Letter of Transmittal applies and you will be deemed to have not made a valid election with respect to such shares, with the consequence that such shares will be deemed to be shares as to which a Cash Election has been made.

8.                                      Can I change my election after the Election Form and Letter of Transmittal have been submitted?

Yes. You may revoke your election prior to the Election Deadline by submitting a written notice of revocation to the Exchange Agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of GFI and such other information as the Exchange Agent may request. If you instructed a broker, dealer, commercial bank, trust company or other nominee to submit an election for your shares, you must follow the directions of your broker, dealer, commercial bank, trust company or other nominee for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice or materials must be received by the Exchange Agent by the Election Deadline in order for the revocation or new election to be valid.

Note that if you have submitted a Cash Election, sending a written notice of revocation will have no effect on what you receive in the GFI Merger, since shares for which an election is not made are treated identically to shares for which a Cash Election is made. Your treatment in the GFI Merger will only be different if, in addition to revoking your Cash Election, you also submit a valid Stock Election.

9.                                      Can I transfer my GFI shares after the Election Form and Letter of Transmittal have been submitted?

Yes, but any transfer of GFI shares as to which a valid election has been made will require revoking that election. In addition, any purchaser of your shares would acquire shares as to which no election had been made, and would have to make a new election as to those shares.

Any holder of GFI shares who has made an election may at any time prior to the Election Deadline revoke such election in order to transfer the relevant shares by submitting a written notice of revocation to the Exchange Agent, or, in the case of stockholders whose shares are held in book-entry form, by causing a new message with revised election information to be transmitted through The Depository Trust Company (the “Book-Entry Transfer Facility”) to the Exchange Agent.

If you instructed a broker, dealer, commercial bank, trust company or other nominee to submit an election for your shares, you must follow the process indicated by your broker, dealer, commercial bank, trust company or other nominee for revoking that election prior to your transfer of shares. Such process typically can be completed quickly, in most cases within minutes, as part of the process of instructing your broker, dealer, commercial bank, trust company or other nominee to effect the transfer.

10.                               Which election should I make?

The Exchange Ratio is a fraction, the numerator of which equals $5.25 and the denominator of which equals the Average Closing CME Stock Price. The value of the merger consideration consisting of shares of CME Class A Common Stock will fluctuate with the market price of CME Class A Common Stock based on the Average Closing CME Stock Price. Whether a GFI Stockholder makes a cash election or a stock election, the value of the consideration that such GFI Stockholder will be entitled to receive as of the date of completion of the GFI Merger is expected to be similar, although the value may not be identical because the amount of the stock consideration will be based on the Average Closing CME Stock Price, which may be different from the market price of the CME Class A Common Stock as of the date of completion of the GFI Merger. None of CME, GFI, Merger Sub 1, Merger Sub 2, the Exchange Agent or the Proxy Solicitor makes any recommendation as to whether you should make a Cash Election or a Stock Election.

The closing price per share of CME Class A Common Stock as of July 29, 2014, the last trading date before the public announcement of the GFI Merger Agreement, was $75.50, and the closing price per share has fluctuated as high as $92.36 and as low as $72.25 between that date and December 19, 2014. Accordingly, at the time of the special meeting of GFI’s stockholders, the actual number of shares of CME Class A Common Stock that GFI stockholders would receive upon completion of the GFI Merger will not be known. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in CME’s businesses, operations and prospects, market assessments of the likelihood that the GFI Merger will be completed, the timing of the GFI Merger and regulatory considerations. Many of these factors are beyond CME’s control.

11.                               Am I guaranteed to receive what I ask for on the Election Form?

No. Your election is subject to proration, adjustment and certain limitations as set forth in the GFI Merger Agreement. If you make a Cash Election and the Cash Elections are oversubscribed, then you will receive a portion of your merger consideration in shares of CME Class A Common Stock.

Accordingly, you may not receive exactly the type of consideration you elect to receive. You instead will receive a mix of stock and cash calculated based on (i) the number of shares making (or deemed to have made) each type of election, and (ii) the requirement under the GFI Merger Agreement that the maximum aggregate amount of cash consideration to be paid in the GFI Merger is $89 million (or such other greater amount at CME’s sole discretion in the event that the cash election is oversubscribed, subject to certain limitations). The proration rules referenced in this paragraph are explained in greater detail in the Proxy Statement-Prospectus. Any shares of CME Class A Common Stock received will equal the Exchange Ratio. The Exchange Ratio is a fraction, the numerator of which is the offer price of $5.25 per share of GFI common stock and the denominator of which is the Average Closing CME Stock Price.

12.                               Will I receive any fractional shares?

No fractional shares of GFI common stock will be issued in connection with the GFI Merger. Instead, you will be entitled to receive cash, without interest, for any fractional share of CME Class A Common Stock you might otherwise have been entitled to receive, based on the fraction of a share (if any) you are due multiplied by $5.25.

13.                               How long will it take to receive the merger consideration after the GFI Merger is completed? [For Registered Holders]

After the effective time of the GFI Merger, upon the surrender of your stock certificate(s) (if applicable) (or effective affidavits of loss in lieu of such stock certificate(s)), together with a properly completed Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, you will receive the cash and/or shares of CME Class A Common Stock as soon as practicable from the Exchange Agent.

Shares of CME Class A Common Stock will be issued via a Direct Registration System® (DRS) stock distribution statement. You will not receive a stock certificate unless requested.

14.                               Should my signature on the Election Form be guaranteed? [For Registered Holders]

No signature guarantee is required on the Election Form and Letter of Transmittal if: (a)(i) the Election Form and Letter of Transmittal is signed by the registered holder(s) (including any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with the Election Form and Letter of Transmittal and (ii) such registered holder has not requested the issuance of the merger consideration in another name(s) or to an address other than that set forth next to the signature of the registered holder; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures on the Election Form and Letter of Transmittal must be guaranteed by an Eligible Institution.

15.                               What if I want to submit special payment and issuance instructions?

If the merger consideration is to be made payable to or registered in a name other than the name(s) that appear(s) on the surrendered certificate(s), indicate the name(s) and address in the box captioned “Special Payment and Issuance Instructions.” The stockholder(s) named will be considered the record owner(s) and should complete the section entitled “Signatures Required” and the Substitute Form W-9 (or the appropriate Internal Revenue Service (“IRS”) Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). If the section entitled “Special Payment and Issuance Instructions” is completed, then signatures on the Election Form and Letter of Transmittal must be guaranteed by a firm that is an Eligible Institution. If the surrendered stock certificate(s) are registered in the name of a person other than the signer of the Election Form and Letter of Transmittal, or if issuance is to be made to a person other than the signer of the Election Form and Letter of Transmittal or if the issuance is to be made to a person other than the registered owner(s), then the surrendered certificate(s) must be endorsed or accompanied by duly executed stock powers, in each case signed exactly as the name(s) of the registered owner(s) appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

16.                               What if I want the merger consideration delivered to a different address?

If the merger consideration is to be delivered to another address than that set forth next to the signature of the registered holder, indicate the address in the box captioned “Special Delivery Instructions.” If the section entitled “Special Delivery Instructions” is completed, then signatures on the Election Form and Letter of Transmittal must be guaranteed by a firm that is an Eligible Institution.

17.                               What if I cannot locate my stock certificate(s)? [For Registered Holders]

Unless you hold book-entry shares, for any election contained herein to be effective, the Election Form and Letter of Transmittal must be accompanied by the original certificate(s) evidencing your shares of GFI common stock and any required accompanying evidences of authority. If any of your certificate(s) representing shares of GFI common stock has been lost, stolen or destroyed, contact Broadridge Financial Solutions, Inc. at 1-800-733-1121 before making your election.

18.                               How should I send in my signed documents and stock certificates?

An envelope addressed to the Exchange Agent is enclosed with this package. You may use this envelope to return your Election Form and Letter of Transmittal, your stock certificate(s) (if applicable) and any additional documentation that may be required to make your election complete. If you do not have the envelope, you may send such materials to:

If delivering by Registered Certified or Express Mail:	If delivering by Overnight Courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

If you are mailing stock certificate(s), we recommend that they be sent (using the return envelope provided) by registered mail, properly insured, with return receipt requested. You may instead choose to send your documentation to the Exchange Agent by an overnight delivery service, also properly insured. The amount of insurance that may be purchased from overnight delivery services may be greater than is available if you send the documents by mail.

If you also hold shares with a broker, dealer, commercial bank, trust company or other nominee, you will receive separate instructions from that broker, dealer, commercial bank, trust company or other nominee. Note that these instructions may require that you deliver all documentation to the broker, dealer, commercial bank, trust company or other nominee several days in advance of the Election Deadline, to enable them to get the forms delivered in turn to the Exchange Agent.

Do not send such materials to GFI, CME or any of its subsidiaries or the Proxy Solicitor because they will not be forwarded to the Exchange Agent and your election will be invalid. The method of delivery is at the option and risk of the surrendering stockholder. Registered mail, appropriately insured, with return receipt requested, is suggested. A return envelope is enclosed for your convenience. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) or book-entry shares to the Exchange Agent.

If the Election Form and Letter of Transmittal is signed by the registered holder(s) of the shares surrendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) surrendered or on the assignment authorizing transfer, without alteration, enlargement or any change whatsoever. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign the Election Form and Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Forms and Letters of Transmittal as there are different registrations. Election Forms and Letters of

Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary capacity who are not identified as such to the registration must be accompanied by proper evidence of the signatory’s authority to act.

19.                               Am I required to submit any tax forms?

Under current U.S. federal income tax law, a stockholder who receives payments pursuant to the GFI Merger may be subject to backup withholding. To avoid such backup withholding, a stockholder who is a “United States person” for U.S. federal income tax purposes must provide such stockholder’s correct taxpayer identification number (“TIN”) and certify that the stockholder is not subject to such backup withholding, and is a “United States person” for U.S. federal income tax purposes, by completing and submitting an IRS Form W-9 to the Exchange Agent. IRS Form W-9, in addition to instructions for completing such form, is available online at http://www.irs.gov. In general, if a stockholder is an individual, the TIN is the Social Security number of such individual. For other entities, the TIN is generally the employer identification number. For more information, including which TIN to provide if the shares are in more than one name or if the registered stockholder is not the actual owner, consult the instructions to IRS Form W-9. If the correct TIN or an adequate basis for an exemption from backup withholding is not provided, you may be subject to various penalties. In addition, reportable payments made to GFI stockholders pursuant to the GFI Merger may be subject to backup withholding. For further information concerning backup withholding and instructions for completing IRS Form W-9 (including how to obtain a taxpayer identification number if you do not have one), consult the instructions accompanying IRS Form W-9.

Certain stockholders (including, among others, certain corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To avoid possible erroneous backup withholding, a stockholder who is a “United States person” for U.S. federal income tax purposes and who is exempt from backup withholding should complete IRS Form W-9 by providing such holder’s correct TIN, signing and dating the form, and checking the box labeled “Exempt payee.” Stockholders who are not “United States persons” for U.S. federal income tax purposes should submit a statement, signed under penalties of perjury, attesting to such stockholder’s exempt status, on an applicable, properly completed IRS Form W-8. IRS Forms W-8, in addition to instructions for completing such forms, are available online at http://www.irs.gov.

Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is properly furnished to the IRS in a timely manner.

You are urged to consult your own tax advisors to determine whether you are exempt from these backup withholding and reporting requirements and to determine which form should be used to avoid backup withholding.

FAILURE TO COMPLETE AND RETURN IRS FORM W-9, OR APPROPRIATE IRS FORM W-8, MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO STOCKHOLDERS PURSUANT TO THE GFI MERGER. PLEASE REVIEW THE INSTRUCTIONS TO IRS FORM W-9, OR THE INSTRUCTIONS TO THE APPROPRIATE IRS FORM W-8, FOR ADDITIONAL DETAILS.

20.                               What are the United States federal income tax consequences of the GFI Merger to me as a GFI stockholder?

It is a condition to the GFI Merger that both CME and GFI receive legal opinions from their respective legal counsel to the effect that for United States federal income tax purposes the GFI Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Provided that the GFI Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, you will not recognize gain or loss for United States federal income tax purposes as a result of making a Stock Election, except with respect to the receipt of cash in lieu of fractional shares of CME Class A Common Stock. If you make a Cash Election you will recognize gain or loss. If you exchange your shares of GFI common stock for a combination of CME Class A Common Stock and cash, you will recognize gain, but no loss. In this case, your taxable gain would not exceed the cash you receive in the GFI Merger. For more information regarding the United States federal income tax consequences, see the Proxy Statement-Prospectus. Before making your election, you are encouraged to read carefully the Proxy Statement-Prospectus. You are strongly urged to consult with your tax advisors regarding the tax consequences of the GFI Merger to you, including the effects of United States federal, state, local and non-United States tax laws.

21.                               What if the GFI Merger is not consummated?

Consummation of the GFI Merger is subject to the required approval of GFI’s stockholders, to the receipt of all required regulatory approvals and to the satisfaction of certain other conditions. No payments related to any surrender of stock certificate(s) will be made prior to the consummation of the GFI Merger, and no payments will be made to GFI stockholders if the GFI Merger Agreement is terminated. If the GFI Merger Agreement is terminated, all elections will be void and of no effect and the certificate(s) submitted to the Exchange Agent will be returned as soon as practicable to the persons submitting them.

22.                               Who do I call if I have additional questions?

You may contact MacKenzie Partners, Inc., GFI’s proxy solicitor, by calling toll-free at (800) 322-2885.

Important Information for Investors and Stockholders

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed transactions will be submitted to the stockholders of GFI for their consideration. CME filed on October 16, 2014 with the SEC a registration statement on Form S-4, as amended on December 8, 2014 and December 22, 2014, that includes a preliminary proxy statement of GFI and also constitutes a preliminary prospectus of CME. These materials are not yet final and may be further amended. GFI will provide the final proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information about GFI, CME and the proposed transactions. Investors and security holders will be able to obtain a free copy of the registration statement and proxy statement/prospectus, as well as other filings containing information about GFI and CME free of charge at the SEC’s website at http://www.sec.gov. In addition, the proxy statement/prospectus, the SEC filings that will be incorporated by reference in the proxy statement/prospectus and the other documents filed with the SEC by CME may be obtained free of charge by directing such request to: Investor Relations, GFI Group, 55 Water Street, New York, NY 10041 or from GFI’s Investor Relations page on its corporate website at www.gfigroup.com, and the proxy statement/prospectus, the SEC filings that will be incorporated by reference in the proxy statement/prospectus and the other documents filed with the SEC by CME may be obtained free of charge by directing such request to: Investor Relations, CME Group, 20 S. Wacker Drive, Chicago, IL 60606, or from CME’s Investor Relations page on its corporate website at www.cmegroup.com.

GFI, CME and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transaction from the stockholders of GFI. Information about the directors and executive officers of GFI is set forth in the proxy statement on Schedule 14A for GFI’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2014 and information about the directors and executive officers of CME is set forth in the proxy statement for CME’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 3, 2014. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus regarding the proposed transactions when it becomes available.

Forward Looking Statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, with respect to GFI and CME (i) statements about the benefits of the transaction, including financial and operating results and synergy benefits that may be realized from the transaction and the timeframe for realizing those benefits; (ii) plans, objectives, expectations and intentions; (iii) other statements contained in this communication that are not historical facts; and (iv) other statements identified by words such as “anticipate,”

“believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI and CME and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements; the inability to complete the transactions contemplated by the definitive agreements due to the failure to obtain the required stockholder approval by GFI; the inability to satisfy the other conditions specified in the definitive agreements, including without limitation the receipt of necessary governmental or regulatory approvals required to complete the transactions; the risk that the proposed transactions disrupts current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of the transactions; the outcome of any legal proceedings that may be instituted against GFI, CME or others following announcement of the transaction; economic, political and market factors affecting trading volumes; securities prices or demand for GFI’s brokerage services; competition from current and new competitors; GFI’s and CME’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; GFI’s ability to identify and develop new products and markets; changes in laws and regulations governing GFI’s and CME’s business and operations or permissible activities; GFI’s and CME’s ability to manage its international operations; financial difficulties experienced by GFI’s and CME’s customers or key participants in the markets in which GFI and CME focuses its services; GFI’s and CME’s ability to keep up with technological changes; and uncertainties relating to litigation and GFI’s and CME’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the financial and other results of GFI or CME is included in their respective filings with the SEC. Neither GFI or CME undertakes to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.